Exhibit 99.1

Viasat Announces Upsizing and Pricing of $600 Million of Senior Secured Notes

CARLSBAD, Calif., March 20, 2019 – Viasat, Inc. (Nasdaq: VSAT) has upsized and priced its offering of $600 million in aggregate principal amount of its 5.625% Senior Secured Notes due 2027. The offering was upsized from the previously announced $500 million in aggregate principal amount. The notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The notes will have an interest rate of 5.625% per annum and will be issued at a price equal to 100.00% of their face value.

The closing of the sale of the notes, which is subject to customary conditions, is expected to occur on or about March 27, 2019. The notes will be secured on a first-priority basis, equally and ratably with the indebtedness under Viasat’s existing revolving credit facility, by liens on substantially all of Viasat’s assets, and will be guaranteed on a senior secured basis by any and all of Viasat’s domestic restricted subsidiaries that in the future guarantee the revolving credit facility.

The net proceeds from the offering (which are estimated to be approximately $590.5 million, after deducting estimated commissions and offering expenses) will be used to repay all of its outstanding borrowings under its existing revolving credit facility and for general corporate purposes, which may include financing costs related to the purchase, launch and operation of satellites, potential acquisitions, joint ventures and strategic alliances, working capital or capital expenditures. In addition to the repayment of outstanding borrowings under its existing revolving credit facility, Viasat expects to reduce available commitments under its revolving credit facility from $800.0 million to $700.0 million.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities, and no offer, solicitation or sale will be made in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding the proposed offering, the use of proceeds therefrom and the reduction of available commitments under the revolving credit facility in connection therewith, and are generally identified with words such as “believe,” “could,” “expect,” “intend,” “may,” “plan,” “will” and similar expressions.

Such statements reflect management’s current expectations and judgment as of the date of this press release. Factors that could affect Viasat’s forward-looking statements include, among other things, risks and uncertainties associated with the satisfaction of customary closing conditions related to the offering. In addition, please refer to the risk factors contained in Viasat’s SEC filings available at www.sec.gov, including Viasat’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Viasat undertakes no obligation to update or revise any forward-looking statements for any reason.

Viasat, Inc. Contacts:

Chris Phillips, Corporate Communications and Public Relations, +1-760-476-2322, chris.phillips@viasat.com

June Harrison, Investor Relations, +1-760-476-2633, IR@viasat.com

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